As filed with the Securities and Exchange Commission on August 5, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Western Union Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	20-4531180
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12500 East Belford Avenue

Englewood, Colorado 80112

Telephone: (866) 405-5012

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Martin J. Wong

Executive Vice President, General Counsel and Secretary

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

Telephone: (866) 405-5012

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Paul L. Choi, Esq.

Scott R. Williams, Esq.

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting. See definitions of “large accelerated filer,” “accelerate filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
5.253% Notes due 2020	$324,921,000	100%	$324,921,000	$23,166.87

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2010

PROSPECTUS

$324,921,000

Offer to Exchange

All Outstanding 5.253% Notes due 2020

for

5.253% Notes due 2020

of

The Western Union Company

That Have Been Registered

Under the Securities Act of 1933

This Exchange Offer Will Expire at             ,

New York City Time, on                     , 2010 (the “expiration date”)

Material Terms to the Exchange Offer and Exchange Notes

•  We are offering to exchange the notes we sold previously in a private offering (referred to as the outstanding notes) for new registered exchange notes (referred to as the exchange notes).

•  You may withdraw tenders of outstanding notes at any time prior to the expiration of this exchange offer.

•  This exchange offer expires at                     , New York City time, on                     , 2010, unless we extend the offer.

•  The terms of the exchange notes to be issued in this exchange offer are identical to the outstanding notes, except for the transfer restrictions, and registration rights and the obligation to pay additional interest under specified circumstances.

•  No public market currently exists for the outstanding notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•  The exchange notes, like the outstanding notes, will be unsecured and will rank equally in right of payment with all of our other existing unsecured senior indebtedness. The exchange notes will effectively rank junior to all indebtedness and other liabilities of our subsidiaries.

•  Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for outstanding notes that were acquired as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•  If the broker-dealer acquired the outstanding notes as a result of market making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

You should carefully consider the “Risk Factors” beginning on page 10 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these authorities determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates or refers to important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that are filed by us without charge upon your written or oral request. You may also obtain the documents incorporated by reference into this prospectus, other than certain exhibits to those documents, by accessing the SEC’s website maintained at www.sec.gov.

In addition, our SEC filings are available to the public on our website, www.westernunion.com. Information contained on or accessible through our website or the website of any other person is not incorporated by reference into this prospectus, and you should not consider information contained on or accessible through those websites as part of this prospectus.

We will provide you with copies of this information, without charge, if you request them in writing or by telephone from:

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Attention: Corporate Secretary

Telephone: (866) 405-5012

If you would like to request copies of these documents, please do so by                     , 2010 in order to receive them before the expiration of the exchange offer. For additional information, see “Where You Can Find More Information” and “Documents Incorporated by Reference” elsewhere in the prospectus.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or, in the case of information incorporated by reference, its date.

In making an investment decision, you must rely on your own examination of us and the terms of the exchange offer, including the merits and risks involved. You should not construe anything in this prospectus as legal, business or tax advice. You should consult your own advisors as needed to make your investment decision and to determine whether you are legally permitted to participate in the exchange offer under applicable laws and regulations.

None of The Western Union Company, the exchange agent or any affiliate of any of them makes any recommendation as to whether or not holders of outstanding notes should exchange their outstanding notes for exchange notes in response to the exchange offer.

SUMMARY

The following summary highlights selected information included or incorporated by reference in this prospectus and may not contain all of the information that is important to you. This prospectus includes certain information relating to us, the exchange offer and the exchange notes we are offering. You should read this prospectus in its entirety, including the documents incorporated by reference. Unless the context otherwise requires, references in this prospectus to “Western Union,” “the Company,” “we,” “our,” “ours” and “us” refer to The Western Union Company and all of its consolidated subsidiaries.

The Western Union Company is a leader in global money transfer and payment services, providing people and businesses with fast, reliable and convenient ways to send money and make payments around the world.

The Western Union® brand is globally recognized and represents speed, reliability, trust and convenience. As people move and travel around the world, they are able to use the services of a well recognized brand to transfer funds. Our consumer-to-consumer money transfer service enables people to send money around the world in minutes. Our services are available through a network of approximately 430,000 agent locations in more than 200 countries and territories. Each location in our agent network is capable of providing one or more of our services, with the majority offering Western Union branded service.

Our global business payments service provides consumers and businesses with flexible and convenient options for making one-time or recurring bill payments. In the third quarter of 2009, we acquired Custom House, Ltd. (“Custom House”), a provider of international business-to-business cross-border, cross-currency payment services. Although the majority of the revenue in our global business payments segment is generated in the United States, we continue to expand our international presence and globally diversify our revenue, primarily through our acquisition of Custom House and our previous acquisition of Pago Fácil®.

We believe that brand strength, size and reach of our global network, and convenience and reliability for our consumers have been important factors relating to the growth of our business. As we continue to meet the needs of our customers for fast, reliable and convenient money transfer services, we are also working to enhance our services and provide our consumers and business clients with access to an expanding portfolio of payment and other financial services, including Visa® and Mastercard® prepaid debit card offerings.

The majority of our revenue comes from fees that consumers pay when they send money or make payments. In certain money transfer and payment services transactions involving different send and receive currencies, we generate revenue based on the difference between the exchange rate set by us to the consumer or business and the rate at which we or our agents are able to acquire currency.

Our principal executive offices are located at 12500 East Belford Avenue, Englewood, Colorado 80112 and our telephone number is (866) 405-5012.

Background

On March 30, 2010, we consummated our offer to exchange up to $500,000,000 aggregate principal amount of our 5.400% Notes due 2011, which we refer to as the old notes, for new 5.253% Notes due 2020, which we refer to as the outstanding notes. We sometimes refer to the offer to exchange the old notes for outstanding notes as the previous exchange offer. Pursuant to the previous exchange offer, we issued $324,921,000 aggregate principal amount of outstanding notes and entered into a registration rights agreement with the dealer managers of the previous exchange offer. Under the registration rights agreement, we agreed, for the benefit of the holders of the outstanding notes, at our cost, to, among other things:

•	file, no later than 270 days after the settlement date of the previous exchange offer, a registration statement with the Securities and Exchange Commission (the “SEC”), with respect to a registered offer, which we refer to as the exchange offer, to exchange the outstanding notes for exchange notes, which will have terms identical to the outstanding notes, except that the exchange notes will not contain transfer restrictions or be subject to registration rights or additional interest provisions;

•	use commercially reasonable efforts to cause the registration statement to be declared effective within 330 days after the settlement date of the previous exchange offer; and

•	use commercially reasonable efforts to complete the exchange offer within 360 days after the settlement date of the previous exchange offer.

A copy of the registration rights agreement is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Summary of the Exchange Offer

Securities Offered	5.253% Notes due April 1, 2020.

The Exchange Offer	We are offering to exchange up to $324,921,000 aggregate principal amount of our exchange notes, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $324,921,000 aggregate principal amount of our outstanding notes. You have the right to exchange your outstanding notes for exchange notes, which will have terms identical to the outstanding notes, except that the exchange notes will not contain transfer restrictions or be subject to registration rights or additional interest provisions.

Purpose of the Exchange Offer	The purpose of the exchange offer is to satisfy our obligations under the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you the additional interest we agreed to pay to holders of outstanding notes if we failed to timely commence and complete the exchange offer.

Extensions; Amendments	We will extend the duration of the exchange offer as required by applicable law, and may, in our sole discretion, choose to extend it in order to provide additional time for holders of outstanding notes to tender their outstanding notes for exchange. If we decide for any reason not to accept any notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Procedures for Tendering Outstanding Notes” for a more complete description of the tender provisions.

Tenders; Expiration Date

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the expiration of the exchange offer. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer — Procedures for Tendering Outstanding Notes.” The exchange offer will expire at                     , New York City time, on                     , 2010, unless we extend the exchange offer.

Conditions of the Exchange Offer	The exchange offer is subject to specified conditions described under the caption “The Exchange Offer — Conditions to the Exchange Offer,” which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Denomination of Exchange Notes	Exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Withdrawal	Outstanding notes validly tendered may be withdrawn at any time prior to the expiration date. See “The Exchange Offer — Withdrawal Rights” for a more complete description of the withdrawal provisions.

Accrued and Unpaid Interest	Outstanding notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Accordingly, holders whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes, unless the record date for any such interest payment occurs before the completion of the exchange offer.

Settlement Date	The settlement date of the exchange offer will be promptly after the expiration date, which is expected to be the first business day following the expiration date.

Certain U.S. Federal Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable disposition of outstanding notes for U.S. federal income tax purposes. For additional information, see “Certain U.S. Federal Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with this exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth in the “The Exchange Offer — Exchange Agent” and in the related letter of transmittal.

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer and your outstanding notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through the Depository Trust Company (“DTC”), you may do so through the automated tender offer program, or “ATOP,” of DTC. By participating in the exchange offer, you will agree to be bound by the letter of transmittal that is incorporated by reference into this prospectus as though you had signed the letter of transmittal.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s ATOP prior to the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Consequences of Failure to Exchange	If you do not exchange your outstanding notes for exchange notes, your outstanding notes will continue to be subject to the restrictions on transfer described in the outstanding notes. In general, outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the registration requirements of the federal securities laws and applicable state securities laws. See “Risk Factors — Risks Related to the Failure to Exchange.” Following the completion of the exchange offer, we will have no obligation to exchange outstanding notes for exchange notes.

Resales of Exchange Notes	Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that exchange notes issued under this exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its outstanding notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer — Resale of the Exchange Notes” and “Plan of Distribution.”

Dissenters’ Rights of Appraisal	Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

For additional information, see “The Exchange Offer,” which includes more detailed information concerning the exchange offer.

The Exchange Notes

Exchange Notes	The terms of the outstanding notes and the exchange notes are identical, except the exchange notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not have transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not have rights relating to the payment of additional interest to holders of outstanding notes if we fail to timely commence and complete the exchange offer.

A brief description of the exchange notes is set forth below. For additional information regarding the exchange notes, see “Description of Exchange Notes.”

Maturity	April 1, 2020.

Interest Rate	The exchange notes will bear interest at a rate of 5.253% per annum. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from the date of their original issuance, which was March 30, 2010.

Interest Payment Dates	Interest will be payable semi-annually on April 1 and October 1, beginning on October 1, 2010.

Ranking	The exchange notes will be unsecured obligations of The Western Union Company and rank equally in right of payment with all existing and future senior unsecured indebtedness of The Western Union Company and are senior in right of payment to any future subordinated indebtedness of The Western Union Company. The exchange notes will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries.

Optional Redemption	All or a portion of the exchange notes may be redeemed at any time at a make whole premium of 15 basis points and described in this prospectus. See “Description of Exchange Notes.”

Certain Restrictive Covenants	The Indenture dated as of November 17, 2006, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated September 6, 2007, between the Company and the Trustee (the indenture as so supplemented, the “Indenture”) provides for certain limitations on our ability and the ability of certain of our subsidiaries to (i) incur indebtedness secured by a lien on any principal property and (ii) enter into sale and leaseback transactions. The exchange notes will also contain a covenant limiting the amount of certain types of indebtedness that certain of our subsidiaries can incur, see “Description of Exchange Notes — Certain Covenants.”

Discharge and Defeasance	The Indenture is, and the exchange notes will be, subject to defeasance and discharge under certain circumstances. For more information, see “Description of Exchange Notes.”

Delivery and Form	The exchange notes will be issued only in the form of one or more global notes. Each global note will be deposited with DTC, in each case for credit to the account of a direct or indirect participant of DTC. Investors in the global notes who are participants in DTC may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants in DTC may hold their interests indirectly through organizations that are participants in DTC. Interests in each global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants, including Euroclear and Clearstream.

Except as set forth under “Description of Exchange Notes — Book-Entry; Delivery and Form,” holders of the exchange notes will not be entitled to have exchange notes issued and registered in their names and will not be considered the owners or holders of the exchange notes under the Indenture governing the exchange notes. Interests in the global notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Listing	We do not intend to list the exchange notes on any securities exchange.

Summary Historical Consolidated Financial Data

The following tables set forth our summary historical financial data presented on a consolidated basis and include the accounts of Western Union and our majority-owned subsidiaries. The financial information for the periods presented prior to our spin-off (the “Spin-off”) from First Data Corporation (“First Data”) on September 29, 2006 (the “Spin-off Date”) is presented on a combined basis and represents those entities that were ultimately transferred to us as part of the Spin-off. The assets and liabilities presented have been reflected on a historical basis, as prior to the Spin-off such assets and liabilities presented were 100% owned by First Data. However, the financial statements for the periods presented prior to the Spin-off do not include all of the actual expenses that would have been incurred had Western Union been a stand-alone entity during the periods presented and do not reflect Western Union’s combined results of operations, financial position and cash flows had Western Union been a stand-alone company during the periods presented.

Our summary of selected historical financial data is not necessarily indicative of our future financial position, future results of operations or future cash flows.

You should read the information set forth below in conjunction with all information included and incorporated by reference in this prospectus, including our historical consolidated financial statements and notes to those statements from our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009.

	Six Months ended June 30,		Year ended December 31,
(in millions, except per share data)	2010	2009	2009	2008	2007	2006	2005
	(unaudited)
Statements of Income Data:
Revenues (a)	$2,506.1	$2,455.5	$5,083.6	$5,282.0	$4,900.2	$4,470.2	$3,987.9
Operating expenses (b)(c)(d)	1,879.3	1,772.9	3,800.9	3,927.0	3,578.2	3,158.8	2,718.7
Operating income (b)(c)(d)	626.8	682.6	1,282.7	1,355.0	1,322.0	1,311.4	1,269.2
Interest income (e)	1.4	6.5	9.4	45.2	79.4	40.1	7.6
Interest expense (f)	(79.9)	(79.8)	(157.9)	(171.2)	(189.0)	(53.4)	(1.7)
Other (expense)/income, net, excluding interest income and interest expense (g)	—	(8.4)	(2.7)	9.7	10.0	37.0	69.0
Income before income taxes (b)(c)(d)(e)(f)(g)	548.3	600.9	1,131.5	1,238.7	1,222.4	1,335.1	1,344.1
Net income (b)(c)(d)(e)(f)(g)	428.9	444.1	848.8	919.0	857.3	914.0	927.4
Depreciation and amortization	85.6	72.8	154.2	144.0	123.9	103.5	79.5
Cash Flow Data:
Net cash provided by operating activities (h)	326.1	606.3	1,218.1	1,253.9	1,103.5	1,108.9	1,002.8
Capital expenditures (i)	43.6	39.9	(98.9)	(153.7)	(192.1)	(202.3)	(65.0)
Common stock repurchased (j)	(417.1)	(100.1)	(400.2)	(1,314.5)	(726.8)	(19.9)	—
Dividends to First Data	—	—	—	—	—	2,953.9	417.2
Earnings Per Share Data:
Basic (b)(c)(d)(e)(f)(g)(k)	$0.63	$0.63	$1.21	$1.26	$1.13	$1.20	$1.21
Diluted (b)(c)(d)(e)(f)(g)(k)	$0.63	$0.63	$1.21	$1.24	$1.11	$1.19	$1.21
Cash dividends to stockholders per common share (1)	$0.12	—	$0.06	$0.04	$0.04	$0.01	—
Key Indicators (unaudited):
Consumer-to-consumer transactions (m)	102.7	94.6	196.1	188.1	167.7	147.1	118.5
Global business payments transactions (n)	196.2	210.5	414.8	412.1	404.5	249.4	215.1
Ratio of Earnings to Fixed Charges (o)	7.6	7.9	7.5	7.7	7.0	24.3	170.8

	As of June 30,	As of December 31,
	2010	2009	2008	2007	2006	2005
	(unaudited)
Balance Sheet Data
Settlement assets	$2,341.3	$2,389.1	$1,207.5	$1,319.2	$1,284.2	$914.4
Total assets	7,347.7	7,353.4	5,578.3	5,784.2	5,321.1	4,591.7
Settlement obligations	2,341.3	2,389.1	1,207.5	1,319.2	1,282.5	912.0
Total borrowings (p)	3,296.5	3,048.5	3,143.5	3,338.0	3,323.5	—
Total liabilities	6,948.0	6,999.9	5,586.4	5,733.5	5,635.9	1,779.9
Total stockholders’ equity/(deficiency)/Net Investment in The Western Union Company (p)	399.7	353.5	(8.1)	50.7	(314.8)	2,811.8

(a)	Revenue for the six months ended June 30, 2010 and the year ended December 31, 2009 included $54.1 million and $30.8 million, respectively, of revenue related to the Custom House acquisition in September 2009.
(b)	We followed the modified prospective method effective January 1, 2006, which requires all stock-based payments to employees to be recognized in the income statement based on their respective grant date fair values over the corresponding service periods and also requires an estimation of forfeitures when calculating compensation expense. Stock-based compensation expense, including stock compensation expense allocated by First Data prior to the Spin-off on September 29, 2006, and the impact of adopting the modified prospective method, was $20.6 million and $16.2 million for the six months ended June 30, 2010 and 2009, respectively, and $31.9 million, $26.3 million, $50.2 million and $30.1 million for the years ended December 31, 2009, 2008, 2007 and 2006, respectively. Our stock-based compensation expense in 2007 included a charge of $22.3 million related to the vesting of the remaining converted unvested Western Union stock-based awards upon the completion of the acquisition of First Data on September 24, 2007 by an affiliate of Kohlberg Kravis Roberts & Co.
(c)	Operating expenses for the six months ended June 30, 2010 included $34.5 million of restructuring and related expenses associated with a restructuring plan designed to reduce overall headcount and migrate positions from various facilities, primarily within the United States and Europe, to regionalized operating centers. Operating expenses for the year ended December 31, 2008 included $82.9 million of restructuring and related expenses associated with the closure of our facilities in Missouri and Texas and other reorganization plans. No restructuring and related expenses were incurred during 2009, 2007, 2006 or 2005.
(d)	Operating expenses for the year ended December 31, 2009 included an accrual of $71.0 million, which was recorded in the third quarter of 2009, resulting from an anticipated agreement and settlement, which resolved all outstanding legal issues and claims with the State of Arizona and required us to fund a multi-state not-for-profit organization promoting safety and security along the United States and Mexico border, in which California, Texas and New Mexico will participate with Arizona. The settlement agreement was signed on February 11, 2010.
(e)	Interest income is attributed primarily to cash balances and loans made to several agents. For the six months ended June 30, 2010, our interest income decreased due to a decline in interest rates and repayment of a note receivable due from an agent. In 2009 and 2008, our interest income was impacted by a decline in interest rates. On the Spin-off Date, we received cash in connection with the settlement of intercompany notes with First Data (net of certain other payments made to First Data) which significantly increased our international cash balances.
(f)	Interest expense primarily relates to debt incurred in connection with the Spin-off from First Data and the refinancing of such debt. Interest expense has been significantly higher since September 29, 2006 due to higher borrowings balances.
(g)

Since the Spin-off, amounts in Other (expense)/income, net, excluding interest income and interest expense primarily include derivative gains and losses, net, and earnings from equity method investments. Prior to the Spin-off, we did not have any forward contracts that qualified as hedges, and therefore, a loss of $(21.2)

million and gain of $45.8 million was recorded on these contracts in 2006 and 2005, respectively. On September 29, 2006, we entered into foreign currency forward positions to qualify for cash flow hedge accounting. The years ended December 31, 2006 and 2005 also include interest income, net, recognized on notes receivable from First Data, including the impact of foreign exchange translation of the underlying notes of $45.8 million and $18.4 million, respectively. Notes receivable from First Data affiliates and related foreign currency swap agreements were settled in cash in connection with the Spin-off.

(h)	Net cash provided by operating activities decreased during the six months ended June 30, 2010, primarily due to a $250 million refundable tax deposit made relating to potential United States federal tax liabilities, including those arising from our 2003 international restructuring, which have been previously accrued in our financial statements. By making this deposit, we have limited the further accrual of interest charges with respect to such potential tax liabilities, to the extent of the deposit. Also impacting net cash provided by operating activities during the six months ended June 30, 2010 were cash payments of $41.0 million related to the multi-state agreement and settlement.
(i)	Capital expenditures include capitalization of contract costs, capitalization of purchased and developed software and purchases of property and equipment.
(j)	At June 30, 2010, $583.2 million remains available under share repurchase authorizations approved by our board of directors. During the six months ended June 30, 2010 and 2009, we repurchased 25.7 million and 8.8 million shares, respectively. During the years ended December 31, 2009, 2008 and 2007 and the period from September 29, 2006 through December 31, 2006, we repurchased 24.8 million, 58.1 million, 34.7 million and 0.9 million shares, respectively.
(k)	For all periods prior to the Spin-off Date, basic and diluted earnings per share were computed utilizing the basic shares outstanding at September 29, 2006.
(l)	Beginning in December 2009, our board of directors began declaring a quarterly cash dividend of $0.06 per common share. Prior to December 2009, the board of directors declared annual cash dividends of $0.06 per common share in 2009, $0.04 per common share in 2008 and 2007, and $0.01 per common share in 2006. No dividend was declared in 2005.
(m)	Consumer-to-consumer transactions include consumer-to-consumer money transfer services worldwide. Amounts include Vigo Remittance Corp. transactions since the acquisition date of October 21, 2005.
(n)

Global business payments transactions include Western Union Quick Collect®, Western Union Convenience Pay®, Speedpay®, Equity Accelerator®, Just in Time EFT®, Pago Fácil® and Custom House transactions processed by us. Amounts include Pago Fácil and Custom House transactions since their acquisition in December 2006 and September 2009, respectively.

(o)	For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adding income before income taxes, fixed charges included in the determination of income before income taxes and distributions from equity method investments, and then subtracting income from equity method investments. Fixed charges consist of interest expense, an estimated interest portion of rental expenses and income tax contingencies, which are included as a component of income tax expense. Substantially all of our debt was incurred in connection with our Spin-off from First Data on September 29, 2006, resulting in earnings to fixed charges being lower subsequent to the Spin-off. Debt balances have remained relatively consistent since the Spin-off.
(p)	In connection with the Spin-off, we reported a $4.1 billion dividend to First Data in the consolidated statements of stockholders’ equity/(deficiency)/Net Investment in The Western Union Company, consisting of notes issued to First Data of $3.4 billion and a cash payment to First Data of $100.0 million. The remaining dividend was comprised of cash, consideration for an ownership interest held by a First Data subsidiary in a Western Union agent, settlement of net intercompany receivables, and transfers of certain liabilities, net of assets. Subsequent to the Spin-off Date, we had no outstanding borrowings to First Data. Since the amount of the dividend exceeded the historical cost of our net assets as of September 29, 2006, a capital deficiency resulted.

RISK FACTORS

You should consider carefully the following risks and all of the information set forth in this prospectus or incorporated by reference into this prospectus, including the risk factors identified in our 2009 Annual Report on Form 10-K and other SEC filings, before tendering your outstanding notes for exchange in the exchange offer.

Risks Related to the Exchange Notes

We are a holding company that conducts all of our business through our subsidiaries. The debt and other liabilities of our subsidiaries will be effectively senior to the exchange notes.

We conduct all of our business through our subsidiaries. Our cash flow and, consequently, our ability to pay interest and to service our debt, including the exchange notes, are dependent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the exchange notes or to make cash available to us for that purpose. In addition, many of our operating subsidiaries are highly regulated and may be subject to restrictions on their ability to pay dividends to us. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill any existing or future direct debt service requirements of such subsidiaries.

The exchange notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness of The Western Union Company. The exchange notes will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of June 30, 2010 our subsidiaries had $90.3 million of total indebtedness outstanding including letters of credit and bank guarantees but excluding intercompany indebtedness.

There are no covenants in the Indenture governing the exchange notes relating to our ability to incur future indebtedness or pay dividends and limited restrictions on our ability to engage in other activities, which could adversely affect our ability to pay our obligations under the notes.

The Indenture governing the exchange notes does not contain any financial covenants. The Indenture permits us to incur additional debt, including, subject to certain requirements, secured debt. Because the exchange notes are unsecured, in the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding us, whether voluntary or involuntary, the holders of any secured debt we then have will be entitled to receive payment to the extent of the assets securing that debt before we can make any payment with respect to the exchange notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our debt and the exchange notes. As a result, you may receive less than you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

Although the exchange notes will contain a covenant limiting the amount of certain types of indebtedness that certain of our subsidiaries can incur, the Indenture does not limit our or our subsidiaries’ ability to issue or repurchase securities, pay dividends or engage in transactions with affiliates. Our ability to use our funds for numerous purposes may limit the funds available to pay our obligations under the exchange notes.

An active trading market for the exchange notes may not develop.

There is no existing trading market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through any automated dealer quotation system. Even if a trading market for the exchange notes develops, the liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the exchange notes.

Risks Related to the Failure to Exchange

The trading market for unexchanged outstanding notes could be limited.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer described in your outstanding notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the federal securities laws, or in a transaction not subject to the registration requirements of the federal securities laws and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. If a large number of outstanding notes are exchanged for exchange notes registered under the Securities Act, it may be more difficult for you to sell your outstanding notes because the trading market for such outstanding notes (if any) could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the outstanding notes. There is a risk that an active trading market in the unexchanged outstanding notes will not exist, develop or be maintained and we cannot give you any assurances regarding the prices at which the unexchanged outstanding notes may trade in the future. In addition, if you do not exchange your outstanding notes in the exchange offer and the exchange offer is consummated, you will no longer be entitled to the registration rights provided under the registration rights agreement relating to the outstanding notes.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. You should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus and the documents incorporated by reference into this prospectus, including those referenced under the section titled “Risk Factors” and as described in our Annual Report on Form 10-K for the year ended December 31, 2009. The statements are only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in immigration laws, patterns and other factors related to migrants; our ability to adapt technology in response to changing industry and consumer needs or trends; our failure to develop and introduce new products, services and enhancements, and gain market acceptance of such products; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing, and/or changing regulatory or enforcement interpretations of those laws; failure to comply with the settlement agreement with the State of Arizona; the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules promulgated thereunder; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code of 1986, as amended, and governmental or judicial interpretations thereof; changes in general economic conditions and economic conditions in the regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments or amounts payable to us; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; our ability to resolve tax matters with the Internal Revenue Service and other tax authorities consistent with our reserves; mergers, acquisitions and integration of acquired businesses and technologies into our company, and the realization of anticipated financial benefits from these acquisitions; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; our ability to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; failure to implement agent contracts according to schedule; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents, clients and consumers or non-performance by our banks, lenders, other financial services providers or insurers; any material breach of security of or interruptions in any of our systems; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations, card-based payment providers and electronic and internet providers; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; cessation of various services provided to us by third-party vendors; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; our ability to attract and retain qualified key employees and to manage our workforce successfully; significantly slower growth or declines in the money transfer market and other markets in which we operate; adverse consequences from our Spin-off from First Data; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; catastrophic events; and management’s ability to identify and manage these and other risks.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding notes. Any outstanding notes that are properly tendered and accepted for exchange pursuant to this exchange offer will be retired and cancelled.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On March 30, 2010, we consummated the previous exchange offer and issued $324,921,000 aggregate principal amount of the outstanding notes. In connection with the previous exchange offer, we entered into a registration rights agreement with the dealer managers of the previous exchange offer. Under that agreement, we must, among other things, file with the SEC a registration statement under the Securities Act covering the exchange offer and use our commercially reasonable efforts to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books, any other person who has obtained a properly executed bond power from a registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement was filed as exhibit 4.3 to our Current Report on Form 8-K filed on April 2, 2010 and is incorporated by reference into this prospectus.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you have acquired the outstanding notes and are acquiring the exchange notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate and are not engaged and do not intend to engage in the distribution (within the meaning of the Securities Act) of the exchange notes;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are not a broker-dealer tendering outstanding notes that were acquired in exchange for old notes acquired directly from the Company for your own account; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you shall deliver a prospectus in connection with any resale of such exchange notes.

Exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Resale of the Exchange Notes

Based on a previous interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “The Exchange Offer — Purpose and Effect of the Exchange Offer” apply to you.

If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the “The Exchange Offer — Exchange Agent” and in the letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not properly withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of outstanding notes surrendered under this exchange offer. The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes, or if no interest has been paid, from the issue date of the outstanding notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date of the outstanding notes. Outstanding notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Accordingly, holders whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes, unless the record date for any such interest payment occurs before the completion of the exchange offer. Outstanding notes may only be tendered in denominations of principal amount of $1,000 and any integral multiple thereof.

The form and terms of the exchange notes will be identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer, will not be subject to the registration rights relating to the outstanding notes and will not provide for any additional interest upon our failure to fulfill our obligations under the applicable registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the Indenture. Consequently, both series will be treated as a single class of debt securities under the Indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture relating to the outstanding notes but will not retain any rights under the applicable registration rights agreement except as specified therein.

Expiration Date; Extensions; Amendments

The expiration date is         , New York City time, on                     , 2010, unless we, in our sole discretion or if required by applicable law, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under “The Exchange Offer — Conditions to the Exchange Offer.”

To extend the exchange offer, we must notify the exchange agent by oral (promptly confirmed in writing) or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

We reserve the right:

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “The Exchange Offer — Conditions to the Exchange Offer” are not satisfied by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment by means reasonably calculated to inform holders of the outstanding notes of such amendment, and we will extend the exchange offer to the extent required by law. Generally, we must keep this exchange offer for at least five business days after a material change.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration of the exchange offer, all outstanding notes validly tendered and not validly withdrawn and will issue the exchange notes promptly after the expiration date of the exchange offer. For additional information, see “The Exchange Offer — Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent.

In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with DTC, without expense to the tendering holder.

Procedures for Tendering Outstanding Notes

The tender to us of outstanding notes by you as set forth below and our acceptance of the outstanding notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender your outstanding notes for exchange notes pursuant to the exchange offer, a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantee or, in the case of a book-entry transfer, an agent’s message (as defined below) in lieu of such letter of transmittal, and any other required documents must be received by Wells Fargo Bank, National Association, as exchange agent, at the address set forth in the “The Exchange Offer — Exchange Agent” and in the letter of transmittal prior to the expiration date. In addition, a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such outstanding notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer, as described below under “The Exchange Offer — Book-Entry Transfers,” must be received by the exchange agent, prior to the expiration date.

To tender outstanding notes that are held through DTC, DTC participants should transmit their acceptance through the ATOP procedures of DTC, and DTC is expected to then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. If the outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the letter of transmittal must be accompanied by appropriate bond powers, signed exactly as the name of the registered holder appears on the security position listing, with the signature on the bond powers guaranteed as described below.

Any beneficial owner whose outstanding notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender outstanding notes should contact such registered holder promptly and instruct the holder to tender such outstanding notes on the beneficial owner’s behalf. If such beneficial owner wishes to tender such outstanding notes itself, such beneficial owner must, before completing and executing the letter of transmittal and delivering such outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Holders desiring to tender outstanding notes pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by regular U.S. mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery and receipt by the exchange agent. No letter of transmittal or outstanding notes should be sent to anyone other than the exchange agent.

Guarantee of Signature

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

(1)	by a registered holder of the outstanding notes who has not completed the box titled “Special Delivery Instructions” on the letter of transmittal, or

(2)	for the account of an Eligible Institution (as defined below).

An “Eligible Institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are defined in such Rule 17Ad-15):

•	a bank;

•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings institution that is a participant in a Securities Transfer Association recognized program.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a recognized participant (a “Medallion Signature Guarantor”) in the Securities Transfer Agent Medallion Program. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by, the registered holders with the signature thereon guaranteed by a Medallion Signature Guarantor.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular outstanding note not validly tendered or to not accept any particular outstanding note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular outstanding note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of outstanding notes for exchange, and no one will be liable for failing to provide such notification.

In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth under “The Exchange Offer — Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding debt, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described under “The Exchange Offer — Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

If the letter of transmittal or any outstanding notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the outstanding notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal (or facsimile thereof) or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth on the back cover of this prospectus prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s ATOP prior to the expiration date may tender if:

•	the tender is made through an Eligible Institution;

•

on or prior to the expiration date, the exchange agent receives from such Eligible Institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, overnight courier or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of the guaranty.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes; Return of Outstanding Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, up to $324,921,000 aggregate principal amount of the outstanding notes validly tendered and not validly withdrawn and will issue the exchange notes on the settlement date. See “The Exchange Offer — Conditions to the Exchange Offer.” For purposes of the exchange offer, we shall be deemed to have accepted validly tendered outstanding notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

Subject to the terms and conditions of the exchange offer, delivery of the exchange notes will be made on the settlement date upon receipt of such notice. The exchange agent will act as agent for participating holders of the outstanding notes for the purpose of receiving outstanding notes from, and transmitting exchange notes to, such holders. With respect to tendered outstanding notes that are to be returned to holders, such outstanding notes will be returned without expense to the tendering holder promptly (or, in the case of outstanding notes tendered by book-entry transfer, such outstanding notes will be credited to the account maintained at DTC from which such outstanding notes were delivered) after the expiration or termination of the exchange offer.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

(1)	a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

(2)	a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) or an agent’s message in lieu thereof; and

(3)	all other required documents.

If, for any reason, acceptance for exchange of tendered outstanding notes, or issuance of exchange notes or delivery of any cash amounts in exchange for validly tendered outstanding notes, pursuant to the exchange offer is delayed, or we are unable to accept tendered outstanding notes for exchange or to issue exchange notes, then the exchange agent may, nevertheless, on behalf of us, retain the tendered outstanding notes, without prejudice to our rights described under “The Exchange Offer — Expiration Date; Extensions; Amendments” and “The Exchange Offer — Conditions to the Exchange Offer” below and “— Withdrawal Rights” below, but subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the outstanding notes tendered promptly after the termination or withdrawal of the exchange offer.

If any tendered outstanding notes are not accepted for exchange for any reason pursuant to the terms and conditions of the exchange offer, such outstanding notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such outstanding notes promptly following the expiration date or the termination of the exchange offer.

Outstanding notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Accordingly, holders whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes, unless the record date for any such interest payment occurs before the completion of the exchange offer. Under no circumstances will any additional interest be payable because of any delay by the exchange agent or DTC in the transmission of funds to the holders of accepted outstanding notes or otherwise.

Tendering holders of outstanding notes accepted in the exchange offer will not be obligated to pay brokerage commissions or fees to us or the exchange agent except as set forth below. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Withdrawal Rights

Outstanding notes tendered before the expiration date may be withdrawn at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth on the back cover of this prospectus on or prior to the expiration date. This notice must:

•

specify the name of the person having tendered the outstanding notes to be withdrawn and, if different, the name of the registered holder of such outstanding notes (or, in the case of outstanding notes tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position as the owner of such outstanding notes);

•	identify the outstanding notes to be withdrawn (including the principal amount of such outstanding notes);

•

unless transmitted through ATOP, be signed by the holder of such outstanding notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees (or, in the case of outstanding notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed in the applicable agent’s message), or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such outstanding notes; and

•

if the letter of transmittal was executed by a person other than the registered holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such outstanding notes have been tendered for the account of an Eligible Institution.

Withdrawal of tenders of outstanding notes may not be rescinded, and any outstanding notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Withdrawal of outstanding notes may only be accomplished in accordance with the foregoing procedures. Outstanding notes validly withdrawn may thereafter be retendered at any time on or before the expiration date by following the procedures described under “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. None of us, the trustee for the outstanding notes or the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Conditions to the Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate or amend this exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if this exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the SEC staff. This condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to it. Our failure at any time to exercise the foregoing right shall not be deemed a waiver of such right, and such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the applicable Indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the address and telephone number set forth below.

By Overnight Delivery, Registered or Certified Mail:	By Facsimile Transmission

Wells Fargo Bank, National Association	(612) 667-2160
Attn: Connell/Rubin
Sixth Street and Marquette Avenue	For informational requests:
N9303-110
Minneapolis, MN 55479	Wells Fargo Bondholder Communications
(800) 344-5128

By Hand:

Wells Fargo Bank, National Association
Attn: Connell/Rubin
Sixth Street and Marquette Avenue
N9303-110
Minneapolis, MN 55479

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the outstanding notes. The principal solicitation is being made by mail; however, additional solicitations may be made by e-mail, facsimile transmission, telephone or in person by our officers and regular employees and by officers and regular employees of our affiliates. No additional compensation will be paid to any officers or employees who engage in soliciting exchanges. All registration expenses, including fees and expenses of the Trustee under the Indenture relating to the exchange notes, filing fees, blue sky fees and printing and distribution expenses will be paid by us.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

We estimate that our cash expenses in connection with the exchange offer will be approximately $90,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of outstanding notes in the exchange offer unless you instruct us to issue exchange notes, or request that outstanding notes not tendered or accepted in the exchange offer be returned, to a person other than the tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Outstanding notes that are not exchanged for the exchange notes in the exchange offer will have only limited remaining rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except under an exemption from registration under the Securities Act or under an effective registration statement under the Securities Act, and in each case, in accordance with all other applicable securities laws and the terms of the outstanding notes and the Indenture.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The costs of the exchange offer will be expensed as they are incurred.

No Appraisal or Dissenters’ Rights

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the Indenture governing the outstanding notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to exchange offers.

DESCRIPTION OF EXCHANGE NOTES

The following description is a summary of the Indenture and the exchange notes. Because this section is a summary, it does not describe every aspect of the Indenture or the exchange notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. You should read the Indenture because it contains additional information and it, and not this description, defines your rights as a holder of the exchange notes. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture has been filed with the SEC. See “Where You Can Find More Information” for more information on how to obtain a copy. For purposes of this “Description of Exchange Notes,” references to “Western Union,” “we,” “our” or “us” include only The Western Union Company and not its subsidiaries.

General

The terms of the exchange notes described below are identical to those of the outstanding notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. Wells Fargo Bank, National Association, as trustee of the notes, will authenticate and deliver the exchange notes for original issue only in exchange for a like principal amount of outstanding notes. The outstanding notes and the exchange notes will constitute a single series of debt securities under the Indenture. If the exchange offer is consummated, holders of the outstanding notes who do not exchange their outstanding notes for exchange notes will vote together with the holders of exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding notes. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes which remain outstanding after the exchange offer will be aggregated with the exchange notes and the holders of the outstanding notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this “Description of Exchange Notes” to specified percentages in aggregate principal amount of the notes then outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount then outstanding of the outstanding notes and the exchange notes.

Principal, Maturity and Interest

We will issue the exchange notes under the Indenture. The exchange notes will be issued in book-entry form only in minimum denominations of $1,000 and in integral multiples thereof. The exchange notes will initially be limited to $324,921,000 in aggregate principal amount. We may issue additional exchange notes as described under “Description of Exchange Notes — Issuance of Additional Notes.”

The exchange notes will mature on April 1, 2020.

Interest on the exchange notes will accrue at a rate of 5.253% per annum, from the issue date or from the most recent date to which interest has been paid or provided for. Interest on the exchange notes will be payable semi-annually in arrears to holders of record at the close of business on March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, starting on October 1, 2010. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. Interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking

The exchange notes will be our unsecured obligations and rank equally in right of payment with our other existing and future senior unsecured indebtedness.

We conduct all of our operations through our subsidiaries. Our rights and the rights of our creditors, including the holders of the exchange notes, to participate in the distribution of assets of any of our subsidiaries upon the liquidation or reorganization of that subsidiary or otherwise will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. However, the exchange notes will be obligations exclusively of The Western Union Company and will not be guaranteed by any of our subsidiaries. As a result, the exchange notes will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the exchange notes would have any claims to those assets. As of June 30, 2010, our subsidiaries had $90.3 million of total indebtedness outstanding including letters of credit and bank guarantees but excluding intercompany indebtedness.

The Indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which we may incur. The exchange notes will limit the amount of certain types of indebtedness our Restricted Subsidiaries (as defined under “Description of Exchange Notes — Certain Covenants”) may incur as described under “Description of Exchange Notes — Certain Covenants.” The Indenture also provides that neither we nor any of our Restricted Subsidiaries may subject certain of our property or assets to certain encumbrances unless the exchange notes are secured equally and ratably with or prior to that other secured Indebtedness. See “Description of Exchange Notes — Certain Covenants.”

No Sinking Fund

The exchange notes will not be entitled to any sinking fund.

Issuance of Additional Notes

In addition to the exchange notes, we may issue from time to time other series of debt securities under the Indenture consisting of debentures, notes or other evidences of indebtedness, but such other series will be separate from and independent of the exchange notes. The Indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which we may incur.

We may from time to time, without the consent of, or notice to, the holders of the exchange notes, reopen the series of debt securities of which the exchange notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the exchange notes, except for the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the exchange notes, will constitute a single series of debt securities under the Indenture and will be fungible with the previously issued notes. Any such additional notes will be fungible with the exchange notes for U.S. federal income tax purposes. No additional such notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part.

Payment and Paying Agents

We will maintain in the place of payment for the exchange notes an office or agency where the exchange notes may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the notes and the Indenture.

We will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the Trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee. We have appointed the Trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the exchange notes.

Optional Redemption

The exchange notes will be redeemable in whole at any time or in part from time to time at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each registered holder of exchange notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes or portion thereof called for redemption.

We are not required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the exchange notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Certain Covenants

The following covenants apply to the exchange notes:

Limitation on Mortgages and Liens. Neither we nor any of our Restricted Subsidiaries may create or assume, except in favor of us or one of our wholly owned Subsidiaries, any Lien upon any Principal Facility (as defined under “Description of Exchange Notes — Certain Definitions”) without equally and ratably securing any debt securities then outstanding under the Indenture. However, this limitation does not apply to certain permitted Liens as described in the Indenture, including:

•	purchase money mortgages entered into within specified time limits, and Liens extending, renewing or refunding those purchase money mortgages;

•	Liens on acquired property existing at the time of the acquisition;

•	certain tax, materialmen’s, mechanics’ and judgment Liens, Liens arising by operation of law and other similar Liens;

•	Liens in connection with certain government contracts;

•	certain Liens in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

•	Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations and Liens on the proceeds of the foregoing;

•

deposits to secure the performance of bids, certain trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds and similar bonds and other obligations of like nature incurred in the ordinary course of business;

•

zoning restrictions, easements, rights-of-way and similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of our business or our Subsidiaries taken as a whole;

•	Liens on Purchased Receivables and related assets granted in connection with one or more Purchased Receivables Financing;

•	Liens to secure the cost of construction or improvement of any property entered into within specified time limits; and

•

Liens not otherwise permitted if the sum of the indebtedness secured by those Liens plus the aggregate sales price of property involved in sale and leaseback transactions referred to in the first bullet point under “Description of Exchange Notes — Certain Covenants — Limitation on Sale and Leaseback Transactions” below, does not exceed the greater of $300 million or 15% of our Consolidated Net Worth (as defined below under “Description of Exchange Notes — Certain Definitions”).

Limitation on Sale and Leaseback Transactions. Neither we nor any of our Subsidiaries may sell any Principal Facility owned on the date of the Indenture with the intention of taking back a lease of that facility for a period of more than 36 months other than certain computer hardware leases, unless:

•

the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted plus the aggregate amount of indebtedness secured by Liens referred to in the last bullet point above under “Description of Exchange Notes — Certain Covenants — Limitation on Mortgages and Liens” does not exceed the greater of $300 million or 15% of our Consolidated Net Worth;

•	the sale and leaseback transaction is entered into between us and one or more of our Subsidiaries or between our Subsidiaries; or

•

the net proceeds of the sale or the fair market value of the Principal Facility, whichever is greater (which may be conclusively determined by our board of directors, any authorized committee thereof or any of our duly authorized officers), are applied within 120 days to the optional retirement of debt securities then outstanding under the Indenture or to the optional retirement of our other Funded Debt (as defined below under “Description of Exchange Notes — Certain Definitions”) ranking on a parity with the debt securities; provided, that the amount required to be applied to the retirement of outstanding debt securities or our Funded Debt pursuant to this bullet point shall be reduced by the principal amount of any debt securities or of our Funded Debt voluntarily retired by us within 120 days after such sale, whether or not any such retirement of the debt securities or Funded Debt shall be specified as being made pursuant to this bullet point.

Limitation on Indebtedness of Restricted Subsidiaries. We will not permit any Restricted Subsidiaries, directly or indirectly, to create, incur, assume or suffer to exist any Indebtedness (which for purposes of this covenant shall include, without duplication, Guarantee Obligations) unless immediately thereafter the aggregate amount of (x) all Indebtedness of Restricted Subsidiaries (excluding (A) any Guarantee Obligations in respect of Indebtedness under the Credit Facility or the exchange notes and (B) Indebtedness owed to us or a Restricted Subsidiary, including any renewal or replacement of any of the obligations under clauses (A) or (B)), (y) the aggregate amount of indebtedness secured by liens permitted under the final bullet point of “Description of Exchange Notes — Certain Covenants — Limitation on Mortgages and Liens” and (z) the discounted present value of all net rentals payable under leases covered by the first bullet point under “Description of Exchange Notes — Certain Covenants — Limitation on Sale and Leaseback Transactions” (and not expressly excluded therefrom) would not exceed the greater of $300 million or 15% of Consolidated Net Worth; provided, however, that, solely, for the purposes of this covenant, Indebtedness shall not include indebtedness incurred in connection with (a) overdraft or similar facilities related to settlement, clearing and related activities by a Restricted Subsidiary in the ordinary course of business consistent with past practice, (b) Purchased Receivables Financings, (c) to the extent the same constitutes Indebtedness, obligations in respect of net capital adjustments and/or earn-out arrangements pursuant to a purchase or acquisition otherwise permitted under the Indenture, (d) obligations under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims or other statutory obligations and obligations in respect of bank overdrafts not more than two days overdue, in each case, incurred in the ordinary course of business, (e) indebtedness owing to insurance companies to finance insurance premiums incurred in the ordinary course of business and (f) Guarantee Obligations with respect to Indebtedness and other liabilities otherwise permitted under the Indenture; and provided, further, that any Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or is merged with or into us or a Restricted Subsidiary or other entity or (ii) assumed by us or a Subsidiary in connection with the acquisition of all or a portion of the business of such Person, shall not be deemed to be Indebtedness created, incurred, assumed or guaranteed by a Restricted Subsidiary or otherwise deemed to be Indebtedness of a Restricted Subsidiary for the purposes of this covenant. For purposes of this covenant only, “Indebtedness” shall not include any obligations of any Person under any Financing Lease if the obligations of the lessee in respect of such lease would not have been required to be capitalized on a balance sheet of the lessee under United States generally accepted accounting principles as in effect on March 30, 2010.

Covenant to File Reports. We will file with the Trustee, within 15 days after we have filed with the SEC, copies of the annual reports and of the information, documents, and other reports which we have so filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Merger or Consolidation

We may not consolidate with or merge into any other entity or sell, lease, convey, assign, transfer or otherwise dispose of our properties and assets substantially as an entirety or as an entirety to any person, unless:

•	we are the survivor formed by or resulting from such consolidation or merger;

•	the surviving or successor entity is a domestic entity and expressly assumes, by supplemental indenture, all of our obligations under the Indenture;

•	immediately after completion of the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing;

•

if, as a result of the transaction, our properties or assets would become subject to a Lien covered by the provisions described above under “Description of Exchange Notes — Certain Covenants — Limitation on Mortgages and Liens,” and none of the exceptions therein apply, we or the surviving or successor entity takes such steps as are necessary to effectively secure all debt securities equally and ratably with (or prior to) all indebtedness secured by such Lien; and

•

we deliver to the Trustee an officers’ certificate and an opinion of counsel each stating that the transaction and any supplemental indenture comply with the Indenture provisions and that all conditions precedent in the Indenture relating to such transaction have been complied with.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of the properties and assets substantially as an entirety or as an entirety of one or more of our Subsidiaries, which properties and assets, if held by us instead of such Subsidiary or Subsidiaries, would constitute our properties and assets substantially as an entirety or as an entirety on a consolidated basis, shall be deemed to be the transfer of our properties and assets substantially as an entirety or as an entirety.

Events of Default

“Event of Default” means, with respect to the exchange notes, any of the following events:

•	failure to pay interest on the exchange notes, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the exchange notes when due;

•

failure to perform or comply with any other covenant or warranty in the Indenture with respect to the exchange notes for a period of 90 days after notice to us of such failure by (i) the Trustee or (ii) the holders of at least 25% in principal amount of the outstanding exchange notes;

•

default under any Indebtedness of us or our Restricted Subsidiaries in an aggregate principal amount of $100 million or more and which default (i) constitutes a failure to make any scheduled principal or interest payment when due after giving effect to any applicable grace period or (ii) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after notice to us of such default by (i) the Trustee or (ii) the holders of at least 25% in principal amount of the outstanding exchange notes;

•

the entry against us or our Restricted Subsidiaries of one or more final judgments, decrees or orders by a court for the payment of money aggregating in excess of $100 million, which judgment, decree or order is not paid, discharged or stayed for any period of 45 consecutive days or, in the case of a foreign judgment not being sought in the United States, 60 consecutive days, after the amount thereof is due; provided, however, that such amount is calculated after deducting certain insurance coverage; and

•	certain events of bankruptcy, insolvency or reorganization of our company.

In general, the Trustee is required to give notice of a default known to it with respect to the exchange notes to the holders of exchange notes within 90 days after it occurs. However, the Trustee may withhold notice of any default (except a default in payment of principal or interest on the exchange notes) if the Trustee determines it is in the interest of the holders of the exchange notes to do so.

Our failure to comply with Section 314(a) of the Trust Indenture Act of 1939, as amended (relating to the filing of reports, information and other documents with the SEC), shall not constitute a Default or an Event of Default with respect to the exchange notes.

If there is a continuing Event of Default with respect to the exchange notes, then the Trustee or the holders of at least 25% in principal amount of the exchange notes may require us to repay the principal amount on the exchange notes immediately. Upon payment of the principal or other specified amount, our obligations in respect of the payment of principal of the exchange notes will terminate.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in the case of a continuing Event of Default with respect to the exchange notes, the Trustee may refuse to exercise any of its rights or powers under the Indenture with respect to the exchange notes at the request, order or direction of any of the holders of the exchange notes unless it first receives reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request, order or direction. Subject to this limitation, the holders of a majority in principal amount of the outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to the exchange notes or exercising any trust or power conferred on the Trustee with respect to the exchange notes.

At any time before a judgment or decree for payment of money due has been obtained by the Trustee as provided in the Indenture following a declaration of acceleration with respect to the exchange notes, the holders of a majority in principal amount of the outstanding exchange notes may rescind and annul such declaration and its consequences if:

•

we have paid or deposited with the Trustee a sum sufficient to pay (i) all overdue installments of interest or other payments with respect to coupons on all the exchange notes, (ii) the principal of, premium, if any, and interest on any exchange notes which have become due otherwise than by such declaration of acceleration, (iii) to the extent that such payment is lawful, interest on overdue installments of interest or other payments with respect to coupons on the exchange notes at a rate established for the exchange notes, and (iv) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

•

all events of default with respect to the exchange notes, other than the nonpayment of principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission and annulment will affect any subsequent default or impair any right consequent thereon.

We are required to provide the Trustee with an officers’ certificate each fiscal year stating whether or not we have complied with all conditions and covenants under the Indenture.

Modification or Waiver

We and the Trustee may, at any time and from time to time, amend the Indenture or the exchange notes without the consent of the holders of outstanding exchange notes for any of the following purposes:

•	to effect the assumption of our obligations under the Indenture by a successor corporation;

•	to impose additional covenants and events of default for the benefit of the holders of exchange notes;

•

to add or change any of the provisions of the Indenture relating to the issuance or exchange of exchange notes, but only if such action does not adversely affect the interests of the holders of outstanding exchange notes in any material respect;

•

to change or eliminate any of the provisions of the Indenture, but only if the change or elimination becomes effective when there is no outstanding exchange note which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the exchange notes;

•

to supplement any of the provisions of the Indenture to permit or facilitate the defeasance and discharge of the exchange notes, but only if such action does not adversely affect the interests of the holders of outstanding exchange notes in any material respect;

•	to establish the form or terms of the exchange notes as permitted by the Indenture;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the Indenture to facilitate the administration of the trusts by more than one trustee; and

•

to correct any mistakes or defects in the Indenture, but only if such action does not adversely affect the interests of the holders of the exchange notes in any material respect or to otherwise amend the Indenture in any respect that does not adversely affect the holders of outstanding exchange notes.

In addition, we and the Trustee may modify the Indenture or any series of debt securities issued under the Indenture with the consent of the holders of not less than a majority in principal amount of outstanding debt securities affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of such series under, the Indenture. But we may not take any of the following actions without the consent of each holder of outstanding exchange notes:

•

change the stated maturity of the principal of, or any installment of interest on, the exchange notes, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable;

•	reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on the exchange notes following maturity thereof;

•	reduce the percentage in principal amount of outstanding exchange notes required for consent to any waiver of defaults or compliance with certain provisions of the Indenture; or

•

modify any provision of the Indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding exchange notes.

The holders of a majority in principal amount of the outstanding debt securities of all series affected may, on behalf of the holders of such series, waive any past default under the Indenture with respect to such series, except a default (i) in the payment of principal of, premium, if any, or interest on such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of such series. Upon any such waiver, the default will cease to exist with respect to such series and any Event of Default arising therefrom will be deemed to have been cured for every purpose of such series under the Indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

We may elect in any particular instance not to comply with certain covenants set forth in the Indenture or the exchange notes if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding exchange notes either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the Trustee in respect of any such provision will remain in full force and effect.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations with respect to the exchange notes (except as otherwise provided in the Indenture) when:

•	either (i) all the exchange notes have been delivered to the Trustee for cancellation, or (ii) all the exchange notes not delivered to the Trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee;

and we, in the case of clause (ii), have irrevocably deposited or caused to be deposited with the Trustee, in trust, an amount in U.S. dollars sufficient for payment of all principal of, premium, if any, and interest on the exchange notes when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to our company within 91 days after the deposit and the Trustee is required to return the deposited money to us, our obligations under the Indenture with respect to the exchange notes will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the Indenture;

•

we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the Indenture with respect to the exchange notes have been complied with; and

•

we have delivered to the Trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that holders of the exchange notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and discharge.

We may elect (i) to be discharged from our obligations with respect to the exchange notes (except as otherwise specified in the Indenture) or (ii) to be released from our obligation to comply with the provisions of the Indenture described under “Description of Exchange Notes — Certain Covenants” and under “Description of Exchange Notes — Merger or Consolidation” with respect to the exchange notes, in either case, if we satisfy each of the following conditions:

•

we deposit or cause to be deposited irrevocably with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the exchange notes, money or the equivalent in U.S. government securities, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, for payment of all principal of, premium, if any, and interest on the exchange notes when due;

•	such deposit does not cause the Trustee with respect to the exchange notes to have a conflicting interest with respect to the exchange notes;

•	such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which we are a party or by which we are bound;

•

on the date of such deposit, there is no continuing Event of Default with respect to the exchange notes (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the exchange notes and, with respect to the option under clause (i) above only, no Event of Default with respect to the exchange notes under the provisions of the Indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•

we deliver to the Trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that the holders of the exchange notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance or discharge.

Notwithstanding the foregoing, if we exercise our option under clause (ii) above and an Event of Default with respect to exchange notes under the provisions of the Indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to the exchange notes under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the Indenture described above under “— Certain Covenants” and under “— Merger or Consolidation” with respect to the exchange notes will be reinstated.

Certain Definitions

We have summarized below certain defined terms as used in the Indenture. We refer you to the Indenture for the full definition of these terms.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

“Consolidated Net Assets” means the gross book value of the assets of us and our Subsidiaries (which under GAAP would appear on the consolidated balance sheet of us and our Subsidiaries) less all reserves (including, without limitation, depreciation, depletion and amortization) applicable thereto and less (i) minority interests and (ii) liabilities which, in accordance with their terms, will be settled within one year after the date of determination.

“Consolidated Net Income” means the net income of us and our Subsidiaries (which under GAAP would appear on the consolidated income statement of us and our Subsidiaries), excluding, however, (i) any equity of us or a Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, (ii) gains from the write-up in the book value of any asset and (iii) in the case of an acquisition of any Person which is accounted for on a purchase basis, earnings of such Person prior to its becoming a Subsidiary.

“Consolidated Net Worth” means the sum of (i) the par value (or value stated on the books of such corporation) of the capital stock of all classes of us and our Subsidiaries, plus (or minus in the case of a deficit), (ii) the amount of the consolidated surplus, whether capital or earned, of us and our Subsidiaries, and plus (or minus in the case of a deficit) and (iii) retained earnings of us and our Subsidiaries, all as determined in accordance with GAAP; provided, however, that Consolidated Net Worth shall exclude the effects of currency translation adjustments and the application of Accounting Standards Codification Topic 320, “Investments – Debt and Equity Securities.”

“Credit Facility” means the amended and restated credit agreement, dated as of September 28, 2007, among The Western Union Company, the banks named therein, as lenders, Wells Fargo Bank, National Association, as a syndication agent, and Citibank, N.A., as administrative agent, and any refinancings thereof.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Funded Debt” means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which, in accordance with its terms, will be settled beyond one year after the date of determination, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any liabilities which, in accordance with their terms, will be settled within one year after the date of determination).

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), and without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing the payment or in effect guaranteeing the payment of any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) any bond or guarantee given by us or any Subsidiary on behalf of any Subsidiary solely for the performance of contractual obligations with customers or on behalf of customers in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary payment obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by us in good faith.

“Indebtedness” of any Person means, at any date and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities not more than 60 days past due incurred in the ordinary course of business and payable in accordance with customary practices or endorsements for the purpose of collection in the ordinary course of business and excluding the deferred purchase price of property or services to be repaid through earnings of the purchaser to the extent such amount is not characterized as indebtedness in accordance with GAAP), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all payment obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; provided that, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such indebtedness and (ii) the book value of the property subject to such Lien at the time of determination. For the purposes of this definition, the following shall not constitute Indebtedness: the issuance of payment instruments, consumer funds transfers, or other amounts paid to or received by us, any of our Subsidiaries or any agent thereof in the ordinary course of business in order for us or such Subsidiary to make further distribution to a third party, to the extent payment in respect thereof has been received by us, such Subsidiary or any agent thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), it being understood that the holding of money or investments for the purpose of honoring payment instruments or consumer funds transfers, or other amounts paid to or received by us, any of our Subsidiaries, or any agent thereof in the ordinary course of business in order for us or any of Subsidiaries to make further distributions to a third party, shall not be considered a “Lien” for the purposes of this definition.

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any Subsidiary, except any facility that, in the opinion of our board of directors, any duly authorized committee thereof or any of our duly authorized officers is not of material importance to the business conducted by us and our Subsidiaries, taken as a whole.

“Purchased Receivables” means accounts receivable purchased by us or any of our Subsidiaries from third parties and not originally created by the sale of goods or services by us or any of our Subsidiaries.

“Purchased Receivables Financing” means any financing transaction pursuant to which Purchased Receivables are sold, transferred, securitized or otherwise financed by any Receivables Subsidiary and as to which there is no recourse to us or any of our other Subsidiaries (other than customary representations and warranties made in connection with the sale or transfer of Purchased Receivables).

“Receivables Subsidiary” means any Subsidiary which purchases Purchased Receivables directly or to which Purchased Receivables are transferred by us or any of our Subsidiaries, in either case with the intention of engaging in a Purchased Receivables Financing.

“Restricted Subsidiary” means at any date, (a) any Subsidiary of ours which, together with its Subsidiaries, (i) has a proportionate share of Consolidated Net Assets that exceeds 10% at the time of determination or (ii) has equity in the Consolidated Net Income that exceeds 10% for the period of the four most recently completed fiscal quarters preceding the time of determination or (b) any wholly-owned Subsidiary of ours that at the time of determination shall be designated a Restricted Subsidiary by our board of directors or any duly authorized committee thereof or any of our duly authorized officers (any wholly-owned Subsidiary of ours designated as a Restricted Subsidiary pursuant to this clause (b) is referred to as a “Designated Restricted Subsidiary”). At any time, our board of directors or any duly authorized committee thereof or any of our duly authorized officers may designate any Designated Restricted Subsidiary to no longer be a Restricted Subsidiary so long as (i) such Subsidiary is not a Restricted Subsidiary pursuant to clause (a) above and (ii) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing.

“Subsidiary” means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of ours.

The Trustee Under the Indenture

We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the Trustee, Wells Fargo Bank, National Association, or any of its affiliates.

Governing Law

The Indenture is, and the exchange notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry; Delivery and Form

Global Notes

We will issue the exchange notes in the form of one or more global notes in book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., (as nominee of DTC) or such other name as may be requested by an authorized representative of DTC.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the Global Notes. Upon issuance, the exchange notes will be issued only in the form of one or more definitive global securities which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

•

DTC holds securities that its participants deposit with DTC and facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants.

•

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector and the Central Bank of Luxembourg. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

The Euroclear System was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission. As the operator of a securities settlement system, the Euroclear Operator is also overseen by the National Bank of Belgium.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants with portions of the principal amounts of the global notes based upon the results of the exchange offer; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in exchange notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the exchange notes represented by that global note for all purposes under the Indenture and under the exchange notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have exchange notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes and will not be considered the owners or holders thereof under the Indenture or under the exchange notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of exchange notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the exchange notes.

Payments on the exchange notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the exchange notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the exchange notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the exchange notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

The following is a general summary of certain anticipated U.S. federal income tax consequences and, to the limited extent described below, certain anticipated U.S. federal estate tax consequences, to beneficial owners of outstanding notes whose outstanding notes are tendered and accepted in the exchange offer. This summary is based on the U.S. federal income and estate tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect. The summary is limited to exchanging beneficial owners of outstanding notes that have held the outstanding notes, and will hold the exchange notes, as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular beneficial owner of outstanding notes or exchange notes or to certain types of beneficial owners of outstanding notes or exchange notes that might be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, S corporations, dealers in securities or currencies, traders in securities electing to mark to market, pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities, beneficial owners that incurred or will incur indebtedness to purchase or carry the outstanding notes or exchange notes, beneficial owners that hold the outstanding notes or will hold the exchange notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or beneficial owners that have a “functional currency” other than the U.S. dollar). Because the law with respect to certain U.S. federal income tax consequences of the exchange offer and ownership of the exchange notes is uncertain and no ruling has been or will be requested from the Internal Revenue Service (the “IRS”) on any U.S. federal income or estate tax matter concerning the exchange offer, no assurances can be given that the IRS or a court considering these issues will agree with the positions or conclusions discussed below.

ALL BENEFICIAL OWNERS OF OUTSTANDING NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE AND THE OWNERSHIP OF EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX LAWS.

U.S. Holders

The discussion under this heading applies to you only if you are a U.S. holder. A “U.S. holder” is a beneficial owner of outstanding notes or exchange notes that is, for U.S. federal income tax purposes, (a) a citizen or resident of the United States as determined for U.S. federal income tax purposes, (b) a corporation, or other entity classified as a corporation for such purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (d) a trust if (i) a court within the United States can exercise primary supervision over its administration and one or more “United States persons,” as defined in the Code, have the authority to control all of the substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a “United States person” under applicable regulations.

The Exchange. The exchange of outstanding notes for exchange notes will not constitute a taxable disposition of outstanding notes for U.S. federal income tax purposes because the exchange notes will not differ materially in kind or extent from the outstanding notes. As a result, a holder will not be required to recognize any gain or loss as a result of an exchange of outstanding notes for exchange notes. In addition, each holder will have the same adjusted issue price, adjusted tax basis and holding period in the exchange notes that it had in the outstanding notes immediately prior to the exchange.

Stated Interest. The stated interest on the exchange notes should be taxed as ordinary interest income that is included in the U.S. holder’s gross income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount. On March 30, 2010, we consummated an exchange pursuant to which we issued outstanding notes in exchange for old notes. We refer to that exchange as the previous exchange. Although not entirely clear, we treated the previous exchange as a taxable transaction for U.S. federal income tax purposes. If not properly treated as a taxable transaction, the previous exchange would likely have been a “recapitalization” for U.S. federal income tax purposes, in which case rules different than those described below would apply. The discussion herein assumes that the previous exchange was properly treated as a taxable transaction for U.S. federal income tax purposes.

Assuming such treatment was proper, the outstanding notes would be treated as having been issued with original issue discount (“OID”) if the principal amount of the outstanding notes at the time of the previous exchange exceeded their “issue price” by more than a statutorily defined de minimis amount. The excess would be treated as OID, which would be includible in income by a U.S. holder as it accrues (regardless of the U.S. holder’s regular method of tax accounting) using a constant yield method under the accrual rules for OID. The exchange notes will be subject to the OID rules to the same extent, if any, that the outstanding notes were subject to the OID rules.

The determination of the “issue price” of the exchange notes depends on whether the outstanding notes are, or the old notes were, treated as traded on an “established securities market” under applicable Treasury regulations. Although the matter is not free from doubt, we believe that the old notes were, and the outstanding notes are, properly treated as traded on an established securities market. If that is the case, the issue price of an outstanding note is the fair market value of the outstanding note on the date of the previous exchange. If, contrary to the foregoing, the outstanding notes are not properly treated as traded on an established securities market but the old notes were, then, while not entirely clear, the issue price of the outstanding old issued notes exchanged for the outstanding notes, less the cash received in lieu of a fraction of an original note in the previous exchange, and plus any adjustment for amounts paid to certain holders of old notes in connection with the previous exchange. If the outstanding notes are not, and the old notes were not, traded on an established securities market, the issue price of an outstanding note generally will equal its principal amount at the time of the previous exchange. U.S. holders should consult their own tax advisors concerning the determination of the issue price of the exchange notes and the tax consequences thereof.

We have treated the outstanding notes, and intend to treat the exchange notes, as not having been issued with OID, and the discussion herein assumes that treatment is proper. The determination of whether the outstanding notes were issued with OID is not entirely clear, however, and U.S. holders should consult their own tax advisors concerning the determination of whether the outstanding notes and exchange notes should be treated as having been issued with OID and the consequences thereof.

Amortizable Bond Premium. If a U.S. holder purchased an outstanding note in a secondary market transaction for an amount in excess of, in general, the outstanding note’s principal amount, the U.S. holder will be considered to have purchased the outstanding note with “amortizable bond premium” equal in amount to such excess. Any amortizable bond premium applicable to an outstanding note should carry over to the exchange note received in exchange therefor. It may be possible for the U.S. holder to elect to amortize this premium using a constant yield method over the term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the beneficial owner’s prior interest inclusions on the exchange note, and finally as a carryforward allowable against the beneficial owner’s future interest inclusions on the exchange note. A U.S. holder must reduce its tax basis in such exchange note by the amount of the premium so amortized. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on their exchange notes.

Market Discount. If a U.S. holder acquired an outstanding note in a secondary market transaction for an amount that is less than, in general, the outstanding note’s principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Market discount on outstanding notes not previously treated as ordinary income by a U.S. holder will carry over to the exchange notes received in exchange therefor. A U.S. holder will be required to treat any gain on the sale, exchange, retirement or other taxable disposition of an exchange note as ordinary income to the extent of the accrued market discount on the exchange note unless such market discount has been previously included in income by the U.S. holder pursuant to an election to include the market discount in income as it accrues (under either a ratable or constant yield method).

Disposition of an Exchange Note. In general, subject to the discussion above regarding market discount, a U.S. holder’s disposition of an exchange note should result in capital gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in such exchange note immediately before such disposition (which should reflect any market discount previously included in income). Capital gain or loss should be long-term capital gain or loss if at the time of the disposition the U.S. holder has held the exchange note for more than one year. Subject to limited exceptions, capital losses cannot be used to offset ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to U.S. federal income tax at a maximum tax rate of 15%, which maximum tax rate presently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011, and possibly the Medicare tax described under “Certain U.S. Federal Tax Consequences — U.S. Holders — Medicare Tax.”

Medicare Tax. For taxable years beginning after December 31, 2012, recently enacted legislation will generally impose a 3.8% tax on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest (including interest paid, and market discount recognized, if any, with respect to an exchange note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption, retirement or other taxable disposition of an exchange note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Backup Withholding. Payments of interest and payments of proceeds from any disposition of an exchange note may be subject to backup withholding tax at a current rate of 28% unless the exchanging U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates that fact when required, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts deducted and withheld as backup withholding tax should generally be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, provided appropriate proof is provided under rules established by the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. holder that is required to supply information but that does not do so in the proper manner. U.S. holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of an outstanding note and you are neither a U.S. holder (as defined above) nor a partnership or an entity or arrangement classified as a partnership for U.S. federal tax purposes (a “non-U.S. holder”).

The Exchange. The exchange of outstanding notes for exchange notes will not constitute a taxable disposition of outstanding notes for U.S. federal income tax purposes for the same reason, and with the same consequences, as discussed under “Certain U.S. Federal Tax Consequences — U.S. Holders — The Exchange.”

U.S. Federal Withholding Tax on the Exchange Notes. Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax should not apply to payments by us or our exchange agent (in its capacity as such) of principal of and, under the “portfolio interest” exception of the Code, interest on the exchange notes, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

•

you provide a signed written statement, on an IRS Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a “United States person” within the meaning of the Code and providing your name and address to:

(A) us or our exchange agent; or

(B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our exchange agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our exchange agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% U.S. federal withholding tax unless you provide us or our exchange agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your exchange notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

U.S. Federal Income Tax on the Exchange Notes. Except for the possible application of U.S. federal withholding tax (see Certain U.S. Federal Tax Consequences — Non-U.S. Holders — U.S. Federal Withholding Tax on the Exchange Notes”) and backup withholding tax (see “Certain U.S. Federal Tax Consequences — Non-U.S. Holders — Backup Withholding and Information Reporting”), you generally should not have to pay U.S. federal income tax on payments of principal of and interest on your exchange notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes, unless:

•	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above;

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses for the taxable year, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code); or

•

the interest or gain is effectively connected with your conduct of a U.S. trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the U.S. and interest or gain in respect of your exchange notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you), the interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed IRS W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence.

U.S. Federal Estate Tax with respect to the Exchange Notes. If you are an individual and are not a U.S. citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your exchange notes generally will not be subject to the U.S. federal estate tax, if, at the time of your death:

•

you directly or indirectly, actually or constructively, own less than ten percent of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	your interest on the exchange notes is not effectively connected with your conduct of a U.S. trade or business; and

•	you are not subject to tax as an expatriate under section 877 or a covered expatriate under section 877A of the Code during the year of your death.

In the event you do not meet the above requirements, the U.S. federal estate tax may apply to you. Although the U.S. federal estate tax has been repealed for individuals dying during 2010, it is scheduled to return for individuals dying after December 31, 2010; however, it is possible that legislation will be enacted to retroactively reinstate the U.S. federal estate tax for individuals dying in 2010, but it is also possible that there will be challenges to the retroactivity for individuals dying prior to the date the legislation is enacted. Potential non-U.S. holders are also urged to consult their tax advisors in this regard.

Backup Withholding and Information Reporting. Under current Treasury regulations, backup withholding and information reporting should not apply to payments made by us or our exchange agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “Certain U.S. Federal Tax Consequences — U.S. Federal Withholding Tax on the Exchange Notes,” and provided that neither we nor our exchange agent has actual knowledge that you are a U.S. holder (as described in “Certain U.S. Federal Tax Consequences — U.S. Holders”). However, we or our exchange agent may be required to report to the IRS and you payments of interest on the exchange notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your exchange notes may be subject to information reporting and backup withholding tax at a current rate of 28%. If you dispose of your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally should not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you dispose of your notes through a non-U.S. office of a broker:

•	that is a “United States person” (as defined in the Code);

•	50% or more of the gross income of which, for certain periods, is effectively connected with the conduct of a trade or business in the United States;

•	that is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	that is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

•	the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a disposition of your exchange notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN (or other applicable form) certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code is based on ERISA and the Code, each as amended by the subsequent legislation (including by the Pension Protection Act of 2006), judicial decisions, and United States Department of Labor (“DOL”) and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the outstanding notes, the exchange notes or a particular investor. Accordingly, each prospective investor should consult with its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans subject to ERISA and plans subject to section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), any entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities, and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the exchange notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the exchange notes satisfies these requirements.

An investor who is considering acquiring exchange notes with the assets of a Plan must consider whether the acquisition and holding of the exchange notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in section 3(14) of ERISA or a “disqualified person” as defined in section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the outstanding notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). A prohibited transaction under section 406(b) of ERISA or section 4975(c)(1)(E) or (F) of the Code generally will not occur with respect to a Plan investor's acquisition or holding of exchange notes if (a) none of Western Union, the Trustee, exchange agent or any of their respective affiliates (the “Affected Persons”) is a “fiduciary” within the meaning of section 3(21) of ERISA or section 4975(e)(3) of the Code with respect to such investor or (b) the investment decision to acquire the exchange notes was made by a “fiduciary” within the meaning of section 3(21) of ERISA or section 4975(e)(3) of the Code with respect to such investor other than the Affected Persons and neither such fiduciary nor the investor has relied on any advice or recommendation from the Affected Persons as a basis for the decision to acquire the exchange notes.

ERISA and the Code contain certain exemptions from the prohibited transactions described above and the DOL has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in section 406(b) of ERISA and sections 4975(c)(1)(E) and (F) of the Code. Exemptions include section 408(b)(17) of ERISA and section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; DOL Prohibited Transaction Class Exemption (“PTCE”) 95-60 applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the exchange notes. Under section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

As a general rule, governmental plans (as defined in section 3(32) of ERISA) (“Governmental Plans”), church plans (as defined in section 3(33) of ERISA) that have not made an election under section 410(d) of the Code (“Church Plans”) and non-U.S. plans are not subject to the requirements of ERISA or section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or section 4975 of the Code, it may be subject to other U.S. federal, state, or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Governmental Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the exchange notes.

The exchange notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. plan or an entity whose underlying assets include the assets of a Plan or by a Governmental Plan, a Church Plan, or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or section 4975 of the Code or a violation of Similar Law. Therefore, the outstanding notes may not be exchanged for exchange notes or transferred to any investor unless such investor represents to us and the Trustee that (A) (i) it is not (1) a Plan, a Governmental Plan, a Church Plan, or a non-U.S. plan, or (2) an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan, or a non-U.S. plan, (ii) it is a Plan or an entity whose underlying assets include the assets of a Plan that is either (1) acquiring the exchange notes in reliance on the availability of a prohibited transaction exemption contained in ERISA or the Code or granted by the DOL and the acquisition and holding of the exchange notes will not result in a non-exempt prohibited transaction under section 406(b) of ERISA or section 4975(c)(1)(E) or (F) of the Code or (2) it will provide an opinion of counsel satisfactory to us and the Trustee that such acquisition and holding is not a prohibited transaction under section 406 of ERISA or section 4975 of the Code, or (iii) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (1) ERISA, (2) section 4975 of the Code or (3) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition of the exchange notes; and (B) it will notify us and the Trustee immediately if, at any time, it is no longer able to make the representations contained in clause (A) above. Any purported transfer of the exchange notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

The exchange offer is not a representation by us that an acquisition of the exchange notes meets all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans or non-U.S. Plans or entities whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan, or a non-U.S. plan, or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan or non-U.S. Plan or any entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan, or a non-U.S. plan.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Staff of the SEC, and subject to the immediately following sentence, we believe the exchange notes would generally be freely tradable after the completion of the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the representations described below apply to you. However, any participant in the exchange offer who is an affiliate of ours or who intends to participate in the exchange offer for the purposes of distributing the exchange notes: (1) will not be able to rely on the interpretations of the Staff of the SEC; (2) will not be entitled to participate in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes, unless the sale or transfer is made pursuant to an exemption from those requirements. Each holder of outstanding notes who wishes to exchange outstanding notes for exchange notes pursuant to the exchange offer will be required to represent to us at the time of the consummation of the exchange offer that: (1) it has acquired the outstanding notes and is acquiring the exchange notes in the ordinary course of its business; (2) it has no arrangement or understanding with any person to participate and is not engaged and does not intend to engage in the distribution (within the meaning of the Securities Act) of the exchange notes; (3) it is not an “affiliate” of the Company as defined in Rule 405 of the Securities Act; (4) it is not a broker-dealer tendering outstanding notes that were acquired in exchange for old notes acquired directly from the Company for its own account; and (5) if it is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then it shall deliver a prospectus in connection with any resale of such exchange notes. Our consummation of the exchange offer is subject to certain conditions described in the section “The Exchange Offer — Conditions to the Exchange Offer” and in the registration rights agreement including, without limitation, our receipt of the representations from participating holders as described above and in the registration rights agreement.

In addition, in connection with any resales of the exchange notes, exchanging broker-dealers that receive exchange notes for their own account pursuant to this exchange offer must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with the prospectus contained in the exchange offer registration statement. As a result, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will furnish as many copies of this prospectus, as amended or supplemented, as any broker-dealer who notifies us that it is using this registration statement reasonably requests, for use in connection with any such resale. In addition, until                     , 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will furnish as many copies of this prospectus, as amended or supplemented, as any broker-dealer who notifies us that it is using this registration statement reasonably requests, for use in connection with any such resale. We have agreed to pay all expenses incident to the exchange offer other than underwriting discounts and commissions, if any, relating to the sale or disposition of the outstanding notes by a holder of the outstanding notes, and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if: (1) certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered; (2) if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or (3) if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of The Western Union Company appearing in The Western Union Company’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of The Western Union Company’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of The Western Union Company for the three-month periods ended March 31, 2010 and 2009 and the three-month and six-month periods ended June 30, 2010 and 2009, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 6, 2010 and August 4, 2010, included in The Western Union Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We currently file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including the documents incorporated by reference into this prospectus) may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the public reference facilities of the SEC at its Washington, D.C. address. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•

Current Reports on Form 8-K filed with the SEC on February 16, March 2, March 16, March 25, March 30, April 2, 2010, April 27, 2010 (Items 5.02 and 9.01 8-K only), May 18, 2010, May 27, 2010 and June 21, 2010.

All documents filed by us pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the expiration date shall be deemed to be incorporated by reference in and made a part of this prospectus from the date of filing such documents. In no event, however, will any of the information that we disclose only under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with or furnish to the SEC be incorporated by reference into, or otherwise be included in, this prospectus.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

We will provide you, without charge, with copies of any documents incorporated into this prospectus by reference if you request them in writing or by telephone from:

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Attention: Corporate Secretary

Telephone: (866) 405-5012

If you would like to request copies of these documents, please do so by                     , 2010 in order to receive them before the expiration of the exchange offer.

$324,921,000

Offer to Exchange

All Outstanding 5.253% Notes due 2020

for

5.253% Notes due 2020

of

The Western Union Company

That Have Been Registered

Under the Securities Act of 1933

The Western Union Company

PROSPECTUS

                    , 2010

PART II

Item 20.	Indemnification of Directors and Officers

The registrant’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The registrant’s certificate of incorporation provides that each person who was or is a director shall be indemnified to the fullest extent permitted by Delaware law and further provides that the registrant may, to the extent deemed appropriate by the registrant’s board of directors and as authorized under Delaware law, indemnify any officers, employees and agents of the registrant. The registrant’s by-laws provide that each person who is, or was, an officer or employee of the registrant, and each person who is, or was, serving at the registrant’s request as an officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, will be indemnified by the registrant, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The registrant’s certificate of incorporation provides that this right to indemnification will not be exclusive of any other right which any person may otherwise have or acquire. The registrant’s certificate of incorporation also permits the registrant to secure and maintain insurance on behalf of any director, officer, employee or agent of the registrant and each person who is, or was, serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity.

The registrant has obtained directors’ and officers’ liability insurance providing coverage to its directors and officers. In addition, the registrant has entered into indemnification agreements with each of the registrant’s outside directors that requires the registrant to indemnify and hold harmless each outside director to the fullest extent permitted or authorized by the Delaware General Corporation Law in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

The separation and distribution agreement between the registrant and First Data Corporation (“First Data”) provides for indemnification by First Data of the registrant’s directors and officers and employees for certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, related to filings in connection with the Spin-off of the registrant from First Data.

Item 21.	Exhibits

The following is a list of all exhibits filed as part of this registration statement on Form S-4, including those incorporated by reference.

Exhibit Number	Description of Exhibits

4.1	Form of 5.253% 144A Note due 2020 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 2, 2010 and incorporated herein by reference thereto).

4.2	Form of 5.253% Regulation S Note due 2020 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 2, 2010 and incorporated herein by reference thereto).

4.3	Form of 5.253% Note due 2020.

4.4	Indenture, dated as of November 17, 2006, between The Western Union Company and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.5	Supplemental Indenture, dated as of September 6, 2007, among The Western Union Company and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.13 to the Company’s Annual Report on Form 10-K filed on February 26, 2008 and incorporated herein by reference thereto).

4.6	Registration Rights Agreement, dated as of March 30, 2010, among The Western Union Company and J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc. and KeyBanc Capital Markets Inc., as dealer managers (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on April 2, 2010 and incorporated herein by reference thereto).

5.1	Opinion of Sidley Austin LLP.

15	Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1.

99.1	Form of Letter of Transmittal with respect to the Exchange Offer.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Clients.

99.4	Form of Letter to Brokers.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on August 5, 2010.

THE WESTERN UNION COMPANY (Registrant)

By:	/s/ CHRISTINA A. GOLD
Christina A. Gold
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Martin Wong and Sarah Kilgore, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-4 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTINA A. GOLD Christina A. Gold	President, Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2010

/s/ SCOTT T. SCHEIRMAN Scott T. Scheirman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 5, 2010

/s/ AMINTORE T.X. SCHENKEL Amintore T.X. Schenkel	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	August 5, 2010

/s/ JACK M. GREENBERG Jack M. Greenberg	Non-Executive Chairman of the Board of Directors	August 5, 2010

/s/ DINYAR S. DEVITRE Dinyar S. Devitre	Director	August 5, 2010

Signature	Title	Date

/s/ HIKMET ERSEK Hikmet Ersek	Director	August 5, 2010

/s/ BETSY D. HOLDEN Betsy D. Holden	Director	August 5, 2010

/s/ ALAN J. LACY Alan J. Lacy	Director	August 5, 2010

/s/ LINDA FAYNE LEVINSON Linda Fayne Levinson	Director	August 5, 2010

/s/ ROBERTO G. MENDOZA Roberto G. Mendoza	Director	August 5, 2010

/s/ MICHAEL A. MILES, JR. Michael A. Miles, Jr.	Director	August 5, 2010

/s/ DENNIS STEVENSON Dennis Stevenson	Director	August 5, 2010

/s/ WULF VON SCHIMMELMANN Wulf von Schimmelmann	Director	August 5, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	Form of 5.253% 144A Note due 2020 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 2, 2010 and incorporated herein by reference thereto).

4.2	Form of 5.253% Regulation S Note due 2020 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 2, 2010 and incorporated herein by reference thereto).

4.3	Form of 5.253% Note due 2020.

4.4	Indenture, dated as of November 17, 2006, between The Western Union Company and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.5	Supplemental Indenture, dated as of September 6, 2007, among The Western Union Company and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.13 to the Company’s Annual Report on Form 10-K filed on February 26, 2008 and incorporated herein by reference thereto).

4.6	Registration Rights Agreement, dated as of March 30, 2010, among The Western Union Company and J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc. and KeyBanc Capital Markets Inc., as dealer managers (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on April 2, 2010 and incorporated herein by reference thereto).

5.1	Opinion of Sidley Austin LLP.

15	Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1.

99.1	Form of Letter of Transmittal with respect to the Exchange Offer.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Clients.

99.4	Form of Letter to Brokers.